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                                                                   EXHIBIT 9(B)

 [LOGO] SAUL EWING                                       lawyers@saul.com
 Attorneys at Law                                        www.saul.com
     A Delaware LLP

                                                             September 26, 2005

National Union Fire Insurance Company of Pittsburgh, Pa.,
70 Pine Street, Fifth Floor,
New York, NY 10270

Ladies and Gentlemen:

          In connection with the registration under the Securities Act of 1933 (the "1933 Act") and the Investment Company Act of 1940 (the "1940 Act") of
(i) the General Guarantee Agreement, dated July 13, 1998, issued by National Union Fire Insurance Company of Pittsburgh, Pa., a Pennsylvania insurance corporation (the "Company"), in favor of each party insured under policies issued by American International Life Assurance Company of New York, and
(ii) the General Guarantee Agreement, dated July 13, 1998, issued by the Company in favor of each party insured under policies issued by AIG Life Insurance Company (collectively, the "Guarantees"), you have requested our opinion with respect to the Guarantees.

          We have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have also relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources understood by us to be responsible.

          Upon the basis of such examination, it is our opinion that the Guarantees have been duly authorized, executed and delivered by the Company and each is a valid and legally binding obligation of the Company subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          The foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania, and we express no opinion as to the effect of the laws of any other jurisdiction. We have not participated in the preparation of the Registration Statement, and we are expressing no opinion with respect to federal and state securities laws.

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BALTIMORE   CHESTERBROOK   HARRISBURG   NEWARK   PHILADELPHIA   PRINCETON   WASHINGTON   WILMINGTON

                             A DELAWARE LIMITED LIABILITY PARTNERSHIP
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September 26, 2005
Page 2

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                                Very truly yours,

                                                /s/ Saul Ewing, LLP

                                                Saul Ewing LLP